Volume:
 • On track to achieve 2.5% to 3.5 % discharge growth in the second half of 2011, which would bring full-year discharge growth to between 4.7% and 5.2%.
 − Strong volume comparison in Q4 2010 of 5.9%
Hurricane Irene:
 • The Company experienced very minor damage and patient flow disruption from
 Hurricane Irene and does not expect any material impact resulting from the storm.
Completed sale of five long-term acute care hospitals (LTCHs):
 • The Company completed the sale of five LTCHs for approx. $108 million net cash proceeds (excludes retained working capital).
Retired the remaining 10.75% senior notes on September 1, 2011:
• The Company expects to record a loss on early extinguishment of debt of approx. $13 million in Q3 2011.
• Interest expense is expected to be approx. $27 million in Q3 2011 and approx. $24 million in
 Q4 2011.
Confirming full year 2011 Adjusted EBITDA (1) and earnings per share guidance (2) :
• Adjusted EBITDA of $447 million to $453 million.
• Basic EPS from continuing operations attributable to HealthSouth of $1.17 to $1.22
Q3 2011 Observations & Considerations (as of Sept. 6, 2011)
1
(1) See slide 43 in the “Investor Reference Book” filed on August 22, 2011
(2) See slides 44 and 45 in the “Investor Reference Book” filed on August 22, 2011
Exhibit 99.1